Schedule 13G

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ___4______)*


ARTISTDIRECT, INC.
(Name of Issuer)

Common Stock, par value $0.01
(Title of Class of Securities)

04315D400
(CUSIP Number)

December 31, 2008
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:
      [ x ]Rule 13d-1(b)
      [   ]Rule 13d-1(c)
      [   ]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.
04315D400


1.Names of Reporting Persons.
CCM Master Qualified Fund, Ltd.*

I.R.S. Identification Nos. of above persons (entities only).
98-0363044

2. Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)

      (b) X

3.SEC Use Only

4.Citizenship or Place of Organization
Cayman Islands


			5.Sole Voting Power
				0
Number of
Shares
Beneficially		6.Shared Voting Power
Owned by			1,317,473  common shares
Each Reporting
Person With		7.Sole Dispositive Power
      				0

			8.Shared Dispositive Power
				1,317,473  common shares

9.Aggregate Amount Beneficially Owned by Each Reporting Person
1,317,473  common shares

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions) [   ]
Not Applicable

11.Percent of Class Represented by Amount in Row (9)
 2.4%

12.Type of Reporting Person (See Instructions)
IV

CUSIP No.
04315D400

1.Names of Reporting Persons.
Coghill Capital Management, L.L.C.+*

I.R.S. Identification Nos. of above persons (entities only).
36-4191886

2. Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)

      (b) X

3.SEC Use Only

4.Citizenship or Place of Organization
Delaware


			5.Sole Voting Power
				0
Number of
Shares
Beneficially		6.Shared Voting Power
Owned by			1,317,473
Each Reporting
Person With		7.Sole Dispositive Power
      				0

			8.Shared Dispositive Power
				1,317,473

9.Aggregate Amount Beneficially Owned by Each Reporting Person
1,317,473  common shares

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions) [   ]
Not Applicable

11.Percent of Class Represented by Amount in Row (9)
 2.4%

12.Type of Reporting Person (See Instructions)
IA

CUSIP No.
04315D400

1.Names of Reporting Persons.
Coghill	Clint		   D.+*

I.R.S. Identification Nos. of above persons (entities only).


2. Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)

      (b) X

3.SEC Use Only

4.Citizenship or Place of Organization
United States of America


			5.Sole Voting Power
				0

Number of
Shares
Beneficially		6.Shared Voting Power
Owned by			1,317,473
Each Reporting
Person With		7.Sole Dispositive Power
      				0

			8.Shared Dispositive Power
				1,317,473

9.Aggregate Amount Beneficially Owned by Each Reporting Person
1,317,473  common shares

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions) [   ]
Not Applicable

11.Percent of Class Represented by Amount in Row (9)
 2.4%

12.Type of Reporting Person (See Instructions
IN


This Schedule 13G is being filed to report information about common stock par value $0.01 of ARTISTDIRECT, INC. that may be deemed to be beneficially owned by CCM Master Qualified Fund, Ltd.; Coghill Capital Management, L.L.C. and Clint D. Coghill. Mr. Coghill is the managing member of Coghill Capital Management, L.L.C.; an entity which serves as the investment manager of CCM Master Qualified Fund, Ltd.

Item 1.
(a)Name of Issuer:
ARTISTDIRECT, INC.(ARTD)

(b)Address of Issuer's Principal Executive Offices:
1601 CLOVERFIELD BOULEVARD
SUITE 400 SOUTH
SANTA MONICA, CA 90404

Item 2.
(a)Name of Person Filing:
CCM Master Qualified Fund, Ltd.*
Coghill Capital Management, L.L.C.+*
Coghill	Clint		   D.+*

(b)Address of Principal Business Office or, if none, Residence:
One North Wacker Drive - Suite 4350
Chicago, IL 60606

(c)Citizenship:
CCM Master Qualified Fund, Ltd. - Cayman Islands
Coghill Capital Management, L.L.C. - Delaware
Coghill Clint D. - United States of America

(d)Title of Class of Securities:
Common shares $0.01 par value (cusip: 04315D400)

(e)CUSIP Number:
04315D400

Item 3.If this statement is filed pursuant to S240.13d-1(b) or
240.13d-2(b) or (c), check whether the person filing is a:
Broker Dealer								[ ]
Bank									[ ]
Insurance Company							[ ]
Investment Company							[ ]
Investment Adviser							[x]
Employee Benefit Plan, Pension Fund, or Endowment Fund			[ ]
Parent Holding Company/Control Person					[ ]
Savings Association							[ ]
Church Plan								[ ]
Corporation								[ ]
Partnership								[ ]
Individual								[ ]
Other									[ ]

Item 4.Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)Amount beneficially owned:
CCM Master Qualified Fund, Ltd.:	1,317,473  common shares
Coghill Capital Management, L.L.C.: 	1,317,473  common shares
Coghill Clint D.: 			1,317,473  common shares

(b)Percent of class:
CCM Master Qualified Fund, Ltd.:	 2.4% of class
Coghill Capital Management, L.L.C.:	 2.4% of class
Coghill Clint D.:			 2.4% of class


(c)Number of shares as to which the person has:
CCM Master Qualified Fund, Ltd. (i)Sole power to vote or to direct the vote:
						0
CCM Master Qualified Fund, Ltd. (ii)Shared power to vote or to direct the vote:
						1,317,473
CCM Master Qualified Fund, Ltd. (iii)Sole power to dispose or to direct the
			    disposition of:
						0
CCM Master Qualified Fund, Ltd. (iv)Shared power to dispose or to direct the
			    disposition of:
						1,317,473
(c)Number of shares as to which the person has:
Coghill Capital Management, L.L.C. (i)Sole power to vote or to direct
     			    the vote:
						0
Coghill Capital Management, L.L.C. (ii)Shared power to vote or to
     			    direct the vote:
						1,317,473
Coghill Capital Management, L.L.C. (iii)Sole power to dispose or to
     			    direct the disposition of:
						0
Coghill Capital Management, L.L.C. (iv)Shared power to dispose or to
     			    direct the disposition of:
						1,317,473
(c)Number of shares as to which the person has:
Coghill Clint D. (i)Sole power to vote or to direct the vote:
						0
Coghill Clint D. (ii)Shared power to vote or to direct the vote:
						1,317,473
Coghill Clint D. (iii)Sole power to dispose or to direct the
     			    disposition of:
						0
Coghill Clint D. (iv)Shared power to dispose or to direct the
     			    disposition of:
						1,317,473

Item 5.Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7.Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
	Not Applicable

Item 8.Identification and Classification of Members of the Group.
	Not Applicable

Item 9.Notice of Dissolution of Group.
	Not Applicable

Item 10.Certification

      (b)The following certification shall be included if the statement is filed pursuant to S240.13d-1(c):
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Explanation of Responses:
*The reporting persons disclaim beneficial ownership of the securities except to the extent of their pecuniary interest therein.

+ Principal of the investment manager or investment manager to the investment management entity in whose account the reported securities are held.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


_____/s/ Clint D. Coghill+*_____  	_________ February 17, 2009 __________
   Clint D. Coghill+*	 				Date
Signature of Reporting Person

Coghill Capital Management, L.L.C.+*
__By:/s/ Clint D. Coghill+*_____  	_________ February 17, 2009 __________
   Clint D. Coghill+*					Date
   Managing Member


CCM Master Qualified Fund, Ltd.*
__By:/s/ Clint D. Coghill_______  	_________ February 17, 2009 __________
   Clint D. Coghill	 				Date
	   Director

Exhibit A
				AGREEMENT
The undersigned agree that this Schedule 13G dated February 17, 2009 relating to the Common Stock, par value $0.01 of ARTISTDIRECT, INC.
(ARTD) shall be filed on behalf of the undersigned.

_____/s/ Clint D. Coghill+*_____  	_________ February 17, 2009 __________
   Clint D. Coghill+*	 				Date
Signature of Reporting Person

Coghill Capital Management, L.L.C.+*
__By:/s/ Clint D. Coghill+*_____  	_________ February 17, 2009 __________
   Clint D. Coghill+*					Date
   Managing Member

CCM Master Qualified Fund, Ltd.*
__By:/s/ Clint D. Coghill_______  	_________ February 17, 2009 __________
   Clint D. Coghill	 				Date
	   Director